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                           PLAYBOY ENTERPRISES INC.
                          Deferred Compensation Plan

                              Effective: October 1, 1992
                   Amended and Restated: January 1, 1998
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                           PLAYBOY ENTERPRISES, INC.
                          Deferred Compensation Plan
I.    PURPOSE

II.   DEFINITIONS

III.  ELIGIBILITY; PARTICIPATION LIMITS

IV.   DISTRIBUTIONS

V.    CLAIM FOR BENEFITS PROCEDURE

VI.   ADMINISTRATION

VII.  AMENDMENT AND TERMINATION

VIII. MISCELLANEOUS
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                           PLAYBOY ENTERPRISES, INC.
                          Deferred Compensation Plan

     Playboy Enterprises, Inc. hereby amends and restates in its entirety, effective as of January 1, 1998, the Playboy Enterprises, Inc. Deferred Compensation Plan, which was originally established October 1, 1992.

I.   PURPOSE

     The purpose of the Playboy Enterprises, Inc. Deferred Compensation Plan is to provide a means whereby the Company may afford certain employees and senior management with an opportunity to build additional financial security, by providing a vehicle to defer compensation amounts in excess of the dollar limitation of IRC (S)402(g) applicable to the amount of compensation which may be deferred under the Company's Savings Plan.

     By providing a means whereby Salary, Incentive Award, and/or Sales Commissions may be deferred into the future, the Plan will aid in attracting and retaining managers of exceptional ability. In addition, the Company may credit the Deferred Compensation Account of certain Participants with an amount equivalent to the "annual addition" which would be credited to a Participant's account under the Savings Plan but for the limits of IRC Sections 401(a)(17) and 415(c).

     The Plan is a defined contribution plan. Deferrals of Salary, Incentive Award, and/or Sales Commissions, together with Company Allocations made pursuant to the Plan, will be credited with investment gains or losses, in accordance with the Plan, and paid to the Participant (or his Beneficiary) as described herein. The Plan is also designed to provide additional financial security at the time of Retirement, and to supplement other Company-sponsored benefits in the event of death or Disability.

II.  DEFINITIONS

     2.01 "Administrative Committee" and "Committee" mean the Plan Committee appointed pursuant to Article VI to manage and administer the Plan.

     2.02 "Age" means the Participant's chronological age on the relevant date.

     2.03 "Agreement" means the Playboy Enterprises, Inc. Deferred Compensation Election Agreement, executed between a Participant and the Company, whereby a Participant agrees to defer a portion of his Salary and Incentive Award (or Sales Commissions, as the case may be), or both, pursuant to the provisions of the Plan, and the Company agrees to make benefit payments in accordance with the provisions of the Plan.

     2.04 "Beneficiary" means the person, persons or trust designated Beneficiary pursuant to Section 4.11.

                                       2
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     2.05 "Change in Control" means the occurrence of any one of the following events:

          a) Hugh M. Hefner and Christie Ann Hefner cease, collectively, to beneficially own at least fifty percent (50%) of the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors of the Company ("Voting Stock") (for purposes of this Subsection, Voting Stock beneficially owned [as such term is defined under Rule 13d-3, or any successor rule or regulation, under the Securities Exchange Act of 1943, as amended] by the Hugh M. Hefner Foundation shall be deemed to be beneficially owned by Christie Ann Hefner if and so long as she has sole voting power with respect to such Voting Stock); or

          b) except as provided in Section 2.05(f), a sale, exchange, or other disposition of Playboy Magazine; or

          c) except as provided in Section 2.05(f), any liquidation or dissolution of the Company; or

          d) except as provided in Section 2.05(f), the Company is merged, consolidated, or reorganized into or with another corporation or other legal person; or

          e) except as provided in Section 2.05(f), the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person;

          f) provided, however, that no such merger, consolidation, reorganization, sale, or transfer will constitute a Change in Control if the merger, consolidation, reorganization, sale, or transfer is initiated by the Company and as a result of such merger, consolidation, reorganization, sale, or transfer not less than a majority of the combined voting power of the then-outstanding securities of the surviving, resulting, or ultimate parent corporation or other legal person, as the case may be, immediately after such transaction, is held in the aggregate by persons who held not less than a majority of the combined voting power of the outstanding Voting Stock of the Company immediately prior to such merger, consolidation, reorganization, sale, or transfer.

     2.06 "Company" means Playboy Enterprises, Inc., a Delaware corporation, and its successors and assigns.

     2.07 "Company Allocation" means an amount added to a Participant's Deferred Compensation Account, as provided in Section 3.06.

     2.08 "Compensation" means Eligible Earnings as that term is defined in the Savings Plan.

                                       3
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     2.09 "Deferred Compensation Account" means the accounting record(s)
          maintained by the Company for each Participant, pursuant to Article
          III. Separate Deferred Compensation Account(s) shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to this Plan, and shall be subject to Section 7.02 hereof. Notwithstanding the provisions of
          Section 8.10, a Participant's Deferred Compensation Account shall not constitute or be treated as a trust fund or escrow arrangement of any kind.

     2.10 "Deferred Compensation Plan Trust" and "Trust" mean the Deferred Compensation Plan Trust, an irrevocable grantor trust or trusts established by the Company, in accordance with Section 8.10, with an independent trustee for the benefit of persons entitled to receive payments under this Plan and any other deferred compensation plan or plans which the Company chooses, from time to time, to operate through the Trust.

     2.11 "Determination Date" means the date on which the amount of a Participant's Deferred Compensation Account is determined as provided in Article III hereof. For Plan Years beginning prior to January 1, 1998, the last day of each fiscal quarter and the date of a Participant's Termination of Service shall be a Determination Date. For Plan Years beginning on or after January 1, 1998, the last day of each calendar quarter and the date of a Participant's Termination of Service shall be a Determination Date.

     2.12 "Disability" shall have the same meaning and shall be determined in the same manner as in the Company's Group Long-Term Disability Insurance Plan. In the absence of such a plan, Disability means any sickness or accidental bodily injury which, in the sole determination of the Committee, prevents a Participant from performing the material and substantial duties of his own occupation for a period of six (6) months and from engaging in any other activity for remuneration or profit. The determination of whether a Disability constitutes a Termination of Service shall be made by the Committee, in its sole discretion.

     2.13 "ERISA Funded" means that the Plan is prevented from meeting the "unfunded" criterion of the exceptions to the application of Parts 2 through 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (ERISA).

     2.14 "Incentive Award" means the Participant's Management Incentive Plan Award, if any, for the Company fiscal year coinciding with the Plan Year (but payable after the end of the Plan Year) otherwise payable in cash, and considered "wages" for FICA and federal income tax withholding, but before any deferrals made pursuant to this Plan.

     2.15 "IRC" means the Internal Revenue Code of 1986, as amended.

     2.16 "Participant" means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.01, and who enters into an Agreement.

     2.17 "Plan" means the Playboy Enterprises, Inc. Deferred Compensation Plan, as in effect and amended from time to time.

                                       4
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2.18  "Plan Year" means the Company's fiscal year, for the period from October
      1, 1992 to June 30, 1997. For the period from July 1, 1997 to December 31, 1997, Plan Year shall mean a six month period beginning on July 1, 1997 and ending on December 31, 1997. For periods beginning on or after January 1, 1998, Plan Year shall mean a calendar year.

2.19 "Retirement Date" and "Retirement" mean the date of termination of service of a Participant for reasons other than death or Disability after he (i) attains age sixty-five (65), (ii) attains age fifty-five (55) and has fifteen (15) Years of Service, or (iii) terminates service under circumstances which the Committee elects to treat as a Retirement under this Plan.

2.20 "Salary" for purposes of the Plan shall be the total of the Participant's base salary paid during a Plan Year, and considered "wages" for FICA and federal income tax withholding, but before any deferrals made pursuant to this or any other plan. For purposes of the Plan, Salary shall not include severance or other payments made in connection with a Participant's Termination of Service.

2.21 "Sales Commissions" means the earnings of a Participant which are attributable to sales results, payable at the end of each month, and considered "wages" for FICA and federal income tax withholding, but before any deferrals made pursuant to this or any other plan.

2.22 "Savings Plan" means the Playboy Enterprises, Inc. Employees Investment Savings Plan, as in effect and amended from time to time.

2.23 "Tax Funded" means that the interest of a Participant in the Plan will be includable in the gross income of the Participant for federal income tax purposes prior to actual receipt of Plan benefits by the Participant.

2.24 "Termination of Service" means the Participant's ceasing his/her employment with the Company for any reason whatsoever, whether voluntarily or involuntarily, including by reason of Retirement, death, or Disability.

2.25 "Year of Service" means a Plan Year in which an employee is credited with at least 1,000 hours of service as defined and measured under the Savings Plan.
                                       5
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III. ELIGIBILITY; PARTICIPATION LIMITS

3.01 Participation. Participation in the Plan for any Plan Year shall be limited to Employees of the Company (including any Employee serving as a Director of the Company) who satisfy either of the minimum compensation requirements set forth below:

     a) The Participant is expected to receive Salary for the Plan Year of not less than $100,000; or

     b) The Participant's actual earnings as reported on his or her Form W-2, plus any amounts deferred by the Participant under Section 125 and/or
          Section 401(k) of the Internal Revenue Code of 1986 and/or pursuant to the terms of this Plan for the immediately preceding complete calendar year equaled or exceeded $100,000.

     c) An employee of the Company who is a non-resident alien whose primary work domicile is outside the United States shall not be eligible to participate in this Plan.

3.02 Deferral of Salary and Incentive Award or Sales Commissions. Individuals who elect to participate in the Plan must file an Agreement with the Company as follows:

     a) Plan Year First Eligible. In the initial year of eligibility, an eligible employee who elects to participate in the Plan must file an Agreement with the Company within sixty (60) days from the date he or she first becomes eligible to participate in the Plan. The Agreement to defer Salary must be filed with the Company at least ten (10) days prior to the beginning of the calendar quarter in which Salary to be deferred is otherwise payable; a Participant's Agreement to defer a portion of his or her Incentive Award must be filed with the Company at least six (6) months prior to the end of the calendar year to which the Incentive Award to be deferred relates; a Participant's Agreement to defer Sales Commissions must be filed with the Company at least thirty
         (30) days prior to the end of the first month of a calendar quarter to which Sales Commissions to be deferred relate. An eligible employee who fails to file an Agreement before such time shall be eligible to participate in a subsequent Plan Year.

      b) Subsequent Years of Eligibility. In any Plan Year subsequent to a Participant's first year of eligibility, a Participant's Agreement to defer Salary, Incentive Award, or Sales Commissions must be filed with the Company at least thirty (30) days prior to the beginning of the Plan Year.

         Subject to the limitations of Section 3.02(b) immediately above, a Participant who does not file an Agreement for a Plan Year may file an Agreement for any subsequent Plan Year.

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3.03 Deferral Limitations. A Participant's Agreement to defer Salary, Incentive
     Award, or Sales Commissions shall be subject to the following limitations:

     a) A Participant may elect to defer no less than six percent (6%) and no more than twenty-five percent (25%) of Salary, in increments of one percentage point (1%),

     b) A Participant may elect to defer no less than ten percent (10%) and up to one hundred percent (100%) of his or her Incentive Award or Sales Commissions, in increments of ten percentage points (10%); and

     c) A Participant may elect to defer under a) or b) above or both. The Agreement shall be irrevocable upon acceptance by the Company.

3.04 Suspension of Agreement to Defer Salary, Incentive Award, or Sales Commissions.

     a) A Participant's Agreement to defer Salary, Incentive Award, or Sales Commissions shall be suspended in the event that the Administrative Committee, in its sole discretion, reasonably determines that a Participant ceases to meet the eligibility requirements of the Plan.

     b) In the event a Participant who resides in the United States is transferred to a work domicile outside the United States, the Participant shall have a one-time option to elect to suspend his/her participation in the Plan until he/she returns to his/her employment with the Company in the United States on a full-time basis. In the event that a Participant elects to suspend his/her participation in the Plan under this Section 3.04(c), he/she shall be eligible to begin making deferrals into this Plan upon his/her return to the United States and upon the filing of a new Agreement with the Company. The new Agreement must be filed with the Company at least thirty (30) days prior to the calendar quarter in which deferrals are to commence. In the event a Participant does not elect to suspend his/her participation pursuant to this Section 3.04(c), his/her participation shall continue as elected under the Agreement.

Except as otherwise provided in Section 7.03(a)(iv), a Participant whose Agreement has been suspended pursuant to this Section 3.04, shall not be deemed to have incurred a Termination of Service, and his or her Deferred Compensation Account shall continue to be maintained under the terms of the Plan. In addition, no additional Company Allocations shall be made to a Participant's Deferred Compensation Account during the period the Participant's Agreement is suspended.

3.05 Timing of Deferral Credits. The amount of Salary, Incentive Award, or Sales Commission that a Participant elects to defer in the Agreement shall cause an equivalent reduction in Salary, Incentive Award, or Sales Commission payment, and shall be credited to the Participant's Deferred Compensation Account throughout the Plan Year as the Participant otherwise would have been paid the deferred portion of Salary, Incentive Award or Sales Commission in each Plan Year.

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3.06  Company Allocation.  The Company shall credit a Company Allocation to a
      Participant's Deferred Compensation Account as of December 31/st/ of a Plan Year as set forth in this Section 3.06.

      a) Participant Eligible to Participate in the Company's Savings Plan. If a Participant is eligible to participate in the Company's Savings Plan and is contributing at least six percent (6%) to the Savings Plan and is also deferring an amount (including all amounts deferred in a Plan Year from his/her Salary, Incentive Award and Sales Commissions pursuant to this Plan) at least equal to at least six percent (6%) of his/her Salary, then the Company Allocation credited to the Participant's Deferred Compensation Account shall be equal to three and one-half percent (3 1/2%) of the Participant's annual compensation (including amounts deferred pursuant to this Plan) that is in excess of the annual compensation limit prescribed in IRC
           Section 401(a) (17) for the current Plan Year.

           If a Participant satisfies all the provisions of this Section 3.06(a) except that the Participant is deferring an amount into this Plan which is less than six percent (6%) of his/her Salary, then the Participant will not be entitled to the full Company Allocation available under this Section 3.06(a). Instead, the amount of the Company Allocation will be based on the matching formula provided for in the Company's Savings Plan but counting all compensation in excess of the Savings Plan's legal limits.

           If a Participant under this Plan becomes eligible to be a Participant in the Savings Plan after the beginning of a Plan Year, the Company Allocation under this Plan shall equal the Company Allocation based on the Participant's total Compensation for the Plan Year less the Company Allocation contributed to the Savings Plan.

           If a Participant is eligible to participate in the Savings Plan but chooses not to participate in the Savings Plan, no Company Allocation shall be credited to the Participant's Deferred Compensation Account regardless of the amount deferred pursuant to this Plan.

      b) Participant Not Currently Eligible to Participate in the Company's Savings Plan. If a Participant is not eligible to participate in the Company's Savings Plan but is contributing to this Plan an amount (including all amounts deferred in a Plan Year from his/her Salary, Incentive Award and Sales Commissions) equal to or greater than six percent (6%) of his/her Salary, then the Company Allocation credited to the Participant's Deferred Compensation Account shall be equal to three and one-half percent (3 1/2%) of the Participant's annual Compensation (including amounts deferred pursuant to this Plan). For purposes of this Section 3.06(b), the amount of Compensation utilized in calculating the amount of the Company Allocation shall not be limited to the excess of the annual compensation limit prescribed in IRC Section 401(a)(17), but instead shall include all Compensation earned by the Participant in a Plan Year.

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          If a Participant's contribution to this Plan is less than 6% of
          Salary, the Participant will receive a Company Allocation based on the matching formula provided for in the Company's Savings Plan, but counting all compensation for the Plan Year, without regard to limits in the Savings Plan.

      c) If a Participant incurs a Termination of Service prior to December 31/st/ of a specific Plan Year, the Participant shall forfeit the right to any Company Allocation for the current Plan Year.

3.07 Vesting. A Participant shall be one hundred percent (100%) vested in his/her Deferred Compensation Account equal to the amount of Salary, Incentive Award and Sales Commission he/she deferred into his/her Deferred Compensation Account and the investment gains or losses credited thereon. The Company Allocation and the investment gains or losses credited thereon shall vest in the same manner as under the Company's Savings Plan, but any unvested portion of a Participant's Deferred Compensation Account shall become 100% vested in the event of Retirement, death or Disability.

3.08 Determination of Account. Each Participant's Deferred Compensation Account as of each Determination Date shall consist of the balance of the Participant's Deferred Compensation Account as of the immediately preceding Determination Date adjusted for

          .  additional deferrals pursuant to Section 3.02,

          .  Company Allocations made pursuant to Section 3.06,

          .  distributions (if any); and

          . the appropriate investment earnings and gains and/or losses and expenses pursuant to Section 3.09.

      All adjustments and earnings related thereto, will be determined on a daily basis.

3.09 Deferred Compensation Account Investment Options. The Administrative Committee shall designate from time to time one or more investment options in which Deferred Compensation Accounts may be deemed invested. A Participant (or Beneficiary of a deceased Participant) shall allocate his or her Deferred Compensation Account among the deemed investment options (in 1% increments) by filing with the Administrative Committee an investment allocation election. For the Plan Year beginning January 1, 1998 and until changed by the Administrative Committee, the Administrative Committee has designated the following phantom investment options:

      a)  Moody's Bond Index Option

      b)  Balanced Equity/Bond Option

      c)  Growth & Income Equity Option

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      d)  Large Cap Equity Option

      e)  Aggressive Growth Equity Option

      f)  International Equity Option

      Any such investment allocation election shall be made initially in the Agreement and shall be subject to such rules as the Administrative Committee may prescribe, including, without limitation, rules concerning the manner of making investment allocation elections and, the frequency and timing of changing such investment allocation elections.

      The Administrative Committee shall have the sole discretion to determine the number of investment options to be designated hereunder and the nature of the options and may change or eliminate the investment options provided hereunder from time to time. For each investment option, other than the Moody's Bond Index Option, the Administrative Committee shall, in its sole discretion, select a mutual fund, or an investment index, or shall create a phantom portfolio of such investments as it deems appropriate, to constitute the investment option. The Company may, but is under no obligation to, acquire any investment or otherwise set aside assets for the deemed investment of Deferred Compensation Accounts hereunder. The Administrative Committee shall determine the amount and rate of investment gains or losses with respect to any such investment option for any period, and may take into account deemed expenses which would be incurred if actual investments were made.

3.10 Change of Investment Election. Effective as of any January 1, April 1, July 1 October 1 (or if the New York Stock Exchange is not open for trading on such day, the close of the last business day of the prior month on which the New York Stock Exchange was open for trading), a Participant may elect by a written notice delivered to the Administrative Committee no later than the 20th day of the prior calendar month, to transfer all or any portion of his or her deemed investment and/or change the manner in which his or her future deferrals are deemed invested among the then-available investment options.

IV.   DISTRIBUTIONS

4.01 Distribution on Retirement. Upon a Participant's Termination of Service on or after a Retirement Date, distribution of the Participant's Deferred Compensation Account, determined under Section 3.08, as of the Determination Date coincident with or next following such Retirement
      Date, shall be made or commence. The distribution shall be made as designated by the Participant in his/her Agreement, subject to Section
      4.05. In the event a distribution is made pursuant to this Section 4.01, the Participant shall immediately cease to be eligible for any other benefit provided under this Plan.

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4.02  Distribution on Death.  Upon the death of a Participant prior to the distribution of all of his or her Deferred Compensation Account, distribution of the unpaid balance of the Deferred Compensation Account shall be made or continue to be made to such Participant's Beneficiary.
      If the distribution of the Participant's Deferred Compensation Account had not yet commenced as of the date of his or her death, distribution to the Beneficiary shall be made or commence as soon as practical and in any event within ninety (90) days following the Participant's death. The method of distribution shall be as designated by the Participant in his/her Agreement, subject to Section 4.05.

4.03 Distribution on Termination of Service. Unless otherwise directed by the Administrative Committee, upon the Termination of Service of a Participant prior to his or her Retirement Date for reasons other than death or Disability, distribution of the vested portion of the Participant's Deferred Compensation Account shall be made as soon as practical after such Termination of Service, in a single lump sum, notwithstanding the provisions of Section 4.05(a) and (b). Upon a Termination of Service prior to his or her Retirement Date or death or Disability, the Participant shall immediately cease to be eligible for any other benefit provided under this Plan.

4.04 Disability Benefit. In the event a Participant incurs a Disability which first manifests itself after the Participant's initial participation in the Plan but prior to his or her Retirement Date, distribution of the Participant's Deferred Compensation Account shall be made or commence as soon as practicable after the Participant incurs the Disability. The distribution shall be made as designated by the Participant in the Agreement, subject to Section 4.05. Such benefit shall be payable until the earliest of the following events: (i) there is no longer any balance in the Participant's Deferred Compensation Account; (ii) the Participant ceases to be Disabled and resumes employment with the Company; or (iii) the Participant dies. Disability benefits shall be treated as distributions from a Participant's Deferred Compensation Account.

      If a Disability occurs during the period elected in the Agreement, the Disabled Participant's Agreement shall be suspended, and further deferrals shall not be required during the period of Disability.

4.05  Method of Timing of Distribution.

      a) Election in Agreement. Except in the case of a Termination of Service prior to the Participant's Retirement Date for reasons other than death or Disability, distribution of a Participant's Deferred Compensation Account shall be made in a lump sum or installments, as elected by the Participant in the Agreement relating to each respective Deferred Compensation Account. Installment payments shall be made quarterly over a period of either ten (10) years or fifteen
           (15) years, as elected by the Participant in the Agreement. The amount of each installment shall be equal to the quotient obtained by dividing the balance of the Deferred Compensation Account being distributed in installments by the number of installments remaining to be paid, including the current installment.

      b) Election to Change Method of Distribution. A Participant may, by written request filed with the Administrative Committee at least thirteen (13) months prior to the distribution or commencement of distribution of a Deferred Compensation Account, change the method of distribution elected with respect to a Deferred Compensation Account to any other method permitted under Section 4.05(a), provided that such request shall not be effective unless and until approved by the Committee. After a Participant's death, the Participant's Beneficiary may petition the Administrative Committee requesting an acceleration of benefit payments otherwise due to be paid to the Beneficiary. The Administrative Committee, in its sole discretion, but taking into account the cash needs of the Beneficiary, may grant such request.

      c) Notwithstanding any payment method elected by a Participant or Beneficiary, the Company may, in its sole discretion, elect to pay any Deferred Compensation Account whose balance is less than $10,000 in a lump sum.

4.06 Interim Distribution. At the time a Participant executes an Agreement, he/she may elect to receive an interim distribution. The interim distribution election does not apply to the investment earnings credited to the Participant's Deferred Compensation Account. A Participant may elect to receive, as an interim distribution, an amount equal to a specified percentage (up to 100%) of the amount of Salary, Incentive Award and Sales Commissions deferred during the specific Plan Year. Pursuant to the Participant's election at the time he/she executes an Agreement, each such interim distribution shall be made in a lump sum on January 2/nd/, or as soon as reasonably practicable thereafter, of the year elected by the Participant in his/her Agreement, subject to earlier distribution upon Termination of Employment. In no event may the interim distribution be paid prior to four full Plan Years after the Plan Year in which the deferral was originally made. Once a Participant elects to receive an interim distribution, the election shall be irrevocable. Any interim distribution paid shall be deemed a distribution, and shall be deducted from the Participant's Deferred Compensation Account. A separate interim distribution election shall be made for each Plan Year in which amounts are deferred.

      If a Participant is not currently deferring any portion of his/her Compensation pursuant to the terms of this Plan at the time he/she is scheduled to receive an interim distribution, and his/her Deferred Compensation Account balance is less than $3,500, the Participant will be paid his/her total Deferred Compensation Account balance at the time the interim, distribution is due to be paid.

4.07 Hardship Distributions; Cessation of Deferrals. In the event that the Administrative Committee, upon written petition of the Participant (or, after the Participant's death, the written petition of his or her Beneficiary), determines in its sole discretion that the Participant (or his or her Beneficiary) has suffered a Hardship, the Company may distribute to the Participant (or his or her Beneficiary) as soon as reasonably practicable following such determination, an amount, not in excess of the value of the Participant's Deferred Compensation Account, necessary to satisfy the Hardship. For purposes of this Plan, "Hardship" is a sudden and immediate financial need that could not reasonably have been foreseen by the Participant (or his or her Beneficiary), caused by an event beyond the control of the Participant (or Beneficiary), and which would result in severe financial hardship which the Participant (or Beneficiary) cannot satisfy from other resources reasonably available to the Participant (or Beneficiary), such as the financial hardship which may result from accident, sudden illness or death of an immediate family member, or casualty loss. Financial needs arising from foreseeable events, such as the purchase of a residence or educational expenses, shall not be considered Hardships. A Participant who receives a Hardship distribution pursuant to this Section 4.07, shall also cease making deferrals, pursuant to this Plan, until the calendar quarter next following or coincident with a twelve (12) month period which begins on the date the Hardship distribution is made. A Participant who is required to cease making deferrals due to the receipt of a Hardship distribution, shall be permitted to begin making deferrals into this Plan by filing a new Agreement with the Company. The new Agreement must be filed with the Company at least thirty (30) days prior to the calendar quarter in which deferrals are to commence.

      For the purposes of determining the order of Hardship withdrawals under this Plan and the Savings Plan, exhaustion of the loan and hardship withdrawal rights under the Savings Plan shall be required as a condition for receiving a benefit under this Section 4.07.

4.08 Withholding; Employment Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold any taxes required to be withheld by the federal, or any state or local, government.

4.09 Commencement of Payments. Unless otherwise provided, payments under this Plan shall commence as soon as practicable following the Participant's eligibility for payment, but in no event later than ninety (90) days following receipt of notice by the Administrative, Committee of an event which entitles a Participant or a Beneficiary to payments under this Plan, or at such other date as may be determined by the Administrative Committee in its sole discretion.

4.10 Change in Control Distribution Election. If there is a Change in Control then, notwithstanding any other provision of this Plan:

      a) Any Participant may, at any time during the thirty-six (36) month period immediately following such Change in Control, elect to receive an immediate lump sum payment of the balance of his or her Deferred Compensation Account, reduced by a penalty equal to ten percent (10%) of the value of the Participant's remaining Deferred Compensation Account. The ten percent (10%) penalty amount shall be permanently forfeited. In the event no such request is made by a Participant, the Participant's Deferred Compensation Account shall be paid in accordance with the provisions of this Article IV. Any Participant who elects to receive an immediate lump sum payment pursuant to this
          Section 4.10, shall not be eligible to make any additional deferrals into this Plan until the calendar quarter next following or coincident with a twelve (12) month period which begins on the date a lump sum payment is received.

      b) Any retired Participant or any Beneficiary of a deceased Participant may, at any time during the thirty-six (36) month period immediately following such Change in Control, elect to receive an immediate lump sum payment of the balance of his or her Deferred Compensation Account, reduced by a penalty equal to five percent (5%) of the value of the remaining Deferred Compensation Account. The five percent (5%) penalty amount shall be permanently forfeited. In the event no such request is made by a retired Participant or Beneficiary, the Deferred Compensation Account shall be paid in accordance with the provisions of this Article IV.

      c) Notwithstanding the foregoing, no election under Section 4.10(a) or 4.10(b) shall be effective until at least six months after the most recent election made by such Participant under Section 4.05(a) or 4.05(b).

4.11 Recipients of Payments: Designation of Beneficiary. All payments to be made by the Company under the Plan shall be made to the Participant during his lifetime, provided that if the Participant dies prior to the commencement or completion of such payments, then all subsequent payments under the plan shall be made by the Company to the Beneficiary or Beneficiaries determined in accordance with this Section 4.11. The Participant shall designate a Beneficiary by filing a written notice of such designation with the Committee in such form as the Committee requires and may include contingent Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. (In community property states, the spouse of a married Participant shall join in any designation of a Beneficiary other than the spouse.) If no designation is in effect at the time any benefits payable under this Plan become due, the Beneficiary shall be the Beneficiary designated by the Participant in the Savings Plan, if any, or the Participant's estate.

4.12 Distributions in Cash. All distributions of Deferred Compensation Accounts shall be paid in United States dollars.

V.    CLAIM FOR BENEFITS PROCEDURE

5.01 Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Committee. If such claim for benefits is wholly or partially denied by the Committee, the Committee shall, within a reasonable period of time, but not later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial shall be in writing and shall contain:

      a)  The specific reason or reasons for the denial of the claim;

      b) A reference to the relevant Plan provisions upon which the denial is based;

      c) A description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

      d)  An explanation of the Plan's claim review procedure.

5.02 Request for Review of a Denial of a Claim for Benefits. Upon the receipt by the claimant of written notice of the denial of a claim, the claimant may within ninety (90) days file a written request to the Committee, requesting a review of the denial of the claim, which review shall include a hearing if deemed necessary by the Committee. In connection with the claimant's appeal of the denial of his/her claim, he/she may review relevant documents and may submit issues and comments in writing. To provide for fair review and a full record, the claimant must submit in writing all facts, reasons and arguments in support of his/her position within the time allowed for filing a written request for review. All issues and matters not raised for review will be deemed waived by the claimant.

5.03 Decision Upon Review of a Denial of a Claim for Benefits. The Committee shall render a decision on the claim review promptly, but no more than sixty (60) days after the receipt of the claimant's request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case the sixty (60) day period shall be extended to one hundred-twenty (120) days. Such decision shall:

      a)  Include specific reasons for the decision;

      b)  Be written in a manner calculated to be understood by the claimant;
          and

      c) Contain specific references to the relevant Plan provisions upon which the decision is based.

      The decision of the Committee shall be final and binding in all respects on the Company, the claimant and any other person claiming an interest in the Plan through or on behalf of the claimant. No litigation may be commenced by or on behalf of a claimant with respect to this Plan until after the claim and review process described in this Article V has been exhausted. Judicial review of Committee action shall be limited to whether the Committee acted in an arbitrary and capricious manner.

VI.   ADMINISTRATION

6.01 Plan Administrative Committee. The Plan shall be administered by the Compensation Committee of the Board, except to the extent that action is required by a committee of non-employee Directors under Rule 16 b-3 under the Securities Exchange Act of 1934. The Administrative Committee may assign duties to an officer or other employees of the Company, and may delegate such duties as it sees fit. A member of the Administrative Committee who is also a Participant shall not be involved in the decisions of the Administrative Committee regarding any determination of any specific claim for benefit with respect to himself or herself.

6.02 General Rights, Powers and Duties of Administrative Committee. The Administrative Committee shall be responsible for the management, operation and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have complete discretion to exercise the following powers and duties:

      a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

      b) To administer the Plan in accordance with its terms and any rules and regulations it establishes;

      c) To maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;

      d) To construe and interpret the Plan, and to resolve all questions arising under the Plan;

      e) To direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;

      f) To employ or retain agents, attorneys, actuaries, accountants or other persons, who may also be Participants in the Plan or be employed by or represent the Company, as it deems necessary for the effective exercise of its duties, and may delegate to such persons any power and duties, both ministerial and discretionary, as it may deem necessary and appropriate, and the Committee shall be responsible for the prudent monitoring of their performance; and

      g) To be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.

6.03 Information to be Furnished to Committee. The records of the Company shall be determinative of each Participant's period of employment, Termination of Service and the reason therefor, Disability, leave of absence, reemployment, Years of Service, personal data, and Salary, Incentive Award, or Sales Commissions. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.

6.04 Responsibility. No member of the Administrative Committee shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his/her own fraud or willful misconduct (or that of the Committee, in which he/she participated); nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, officer or employee of the Company. Further, the Company shall hold harmless and defend any individual in the employment of the Company, and any director of the Company who has or exercises any administrative responsibility with respect to the Plan against any claim, action, or liability asserted against him/her in connection with any action or failure to act regarding the Plan, except as and to the extent such liability may be based upon the individual's own willful misconduct or fraud; provided, however, that to the extent required by Delaware General Corporation law, the payment by the Company of such defense-related expenses under this Section to any such person shall be made prior to the final disposition of the subject proceeding only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to this indemnification. This indemnification shall not duplicate, but may supplement, any coverage available under any applicable insurance coverage.

VII.  AMENDMENT AND TERMINATION

7.01 Amendment. The Plan may be amended in whole or in part by a written instrument adopted by the Board of Directors of the Company at any time. Notice of any material amendment shall be given in writing to the Administrative Committee and to each Participant, retired Participant and each Beneficiary of a deceased Participant. No amendment shall retroactively decrease either the balance of a Participant's Deferred Compensation Account or a Participant's interest in his/her Deferred Compensation Account as existing immediately prior to the later of the effective date or adoption date of such amendment.

7.02 Company's Right to Terminate. The Company reserves the sole right to terminate, by action of its Board of Directors, the Plan and/or the Agreement pertaining to a Participant at any time prior to the commencement of payment of his/her benefits. In the event of any such termination, a Participant shall be deemed to have incurred a Termination of Service, and his/her Deferred Compensation Account shall be paid in the manner provided in Section 4.03.

7.03 Special Termination. Any other provision of the Plan to the contrary notwithstanding, the Plan shall terminate:

     a) If the Plan is held to be ERISA Funded or Tax Funded by a federal court, and appeals from that holding are no longer timely or have been exhausted. The Company may terminate the Plan if it determines, based on a legal opinion which is satisfactory to the Company, that either judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the Plan will be held to be ERISA Funded or Tax Funded, and failure to so amend the Plan could subject the Company or the Participants to material penalties. Upon any such termination, the Company may:

          i) Transfer the rights and obligations of the Participants and the Company to a new plan established by the Company, which is not deemed to be ERISA Funded or Tax Funded, but which is substantially similar in all other respect to this Plan, if the Company determines that it is possible to establish such a Plan;

          ii) If the Company, in its sole discretion, determines that it is not possible to establish the Plan in (a) above, each Participant shall be paid a lump sum equal to the value of his/her Deferred Compensation Account;

          iii) Pay to a Participant a lump sum benefit equal to the value of his/her Deferred Compensation Account to the extent that a federal court has held that the interest of the Participant in the Plan is includable in the gross income of the Participant for federal income tax purposes prior to actual payment of Plan benefits;

          iv) Pay to a Participant a lump sum benefit equal to the value of his/her Deferred Compensation Account if, based on a legal opinion satisfactory to the Company, there is a significant risk that such Participant will be determined not to be part of a "select group of management or highly compensated employees" for purposes of ERISA.

     b) In the event of a Change in Control. Upon such termination, each Participant shall be deemed to have incurred a Termination of Service, and the value of his/her Deferred Compensation Account shall be paid to him in the manner provided in Section 4.03.

      A lump sum payment to be made in accordance with this Section shall be subject to the provisions of Section 4.09.

VIII. MISCELLANEOUS
      -------------

8.01 Separation of Plan: No Implied Rights. The Plan shall not operate to increase any benefit payable to or on behalf of a Participant (or his Beneficiary) from any other Plan maintained by the Company. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Company in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under this Plan.

8.02 No Right to Company Assets. Neither the Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant and his/her Beneficiary shall have only a contractual right to the amounts, if any, payable hereunder, unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefits to any person.

8.03 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the Salary, Incentive Award, or Sales Commissions payable to the Participant.

8.04 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant, retired Participant or the Beneficiary is indebted or obligated to the Company, then the payments remaining to be made to the Participant, retired Participant or the Beneficiary may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation. However, an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim, or prohibit or otherwise impair the Company's right to offset future payments for such indebtedness or obligation.

8.05 Protective Provisions. In order to facilitate the payment of benefits hereunder, each employee designated eligible to participate in the Plan, shall cooperate with the Company by furnishing any and all information requested by the Company, including taking such physical examinations as the Company may deem necessary, and taking such other action as my be requested by the Company. If the employee refuses to cooperate, he/she shall not become a Participant in the Plan and the Company shall have no further obligation to him/her under the Plan. In such event, the Participant or his/her Beneficiary shall receive a benefit equal to his/her Deferred Compensation Account determined pursuant to Section 3.08 and paid in accordance with Section 4.03.

8.06 Non-assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant's or any other person's bankruptcy or insolvency.

8.07 Gender and Number. Wherever appropriate herein, the masculine may mean feminine and the singular may mean the plural, or vice versa.

8.08 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Administrative Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

8.09 Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.

8.10 Deferred Compensation Plan Trust.  The Company may establish a Trust with
     (an) independent trustee(s), and shall comply with the terms of the Trust. The Company may transfer to the trustee(s) an amount of cash, marketable securities, or other property acceptable to the trustee(s) ("Trust Property") equal in value to all or a portion of the amount necessary, calculated in accordance with the terms of the Trust, to pay the Company's obligations under the Plan (the "Funding Amount"), and may make additional transfers to the trustee(s) as may be necessary in order to maintain the Funding Amount. Trust Property so transferred shall be held, managed, and disbursed by the trustee(s) in accordance with the terms of the Trust. To the extent that Trust Property shall be used to pay the Company's obligations under the Plan, such payments shall discharge obligations of the Company; however, the Company shall continue to be liable for amounts not paid by the Trust. Trust Property will nevertheless be subject to claims of the Company's creditors in the event of bankruptcy or insolvency of the Company, and the Participant's rights under the Plan and Trust shall at all times be subject to the provisions of Section 8.02.

IN WITNESS WHEREOF, the Company has adopted and restated the Playboy Enterprises, Inc. Deferred Compensation Plan originally effective October 1, 1992, as of January 1, 1998.


PLAYBOY ENTERPRISES, INC.


By: /s/ Robert D. Campbell
    -------------------------------------

Its: V.P., Treasurer
    -------------------------------------